Exhibit 99.1

RAFAELLA APPAREL GROUP, INC.

1411 Broadway, 2nd Floor

New York, New York 10018

July 28, 2009

Joel H. Newman

860 Fifth Avenue, 20H

New York, NY 10065

Re: Appointment to the Board of Directors

Dear Joel:

Reference is made to that certain Stockholders’ Agreement dated as of June 20, 2005 by and among Rafaella Apparel Group, Inc. (the “Company”), RA Cerberus Acquisition, LLC and Rafaella Sportswear, Inc. (the “Stockholders’ Agreement”).  Effective as of August 27, 2009, you have been appointed, pursuant to Section 4.1 of the Stockholders’ Agreement, to serve as a member of the board of directors (the “Board”) of the Company and as a member of the audit committee of the Board.  You are appointed to the Board as a Cerberus Designee (as such term is defined in the Stockholders’ Agreement).

Your total compensation as a member of the Board shall consist solely of a director’s fee of $60,000 per annum, payable quarterly in advance, plus expenses.  Subject to your earlier death or resignation, or removal pursuant to Section 4.1 of the Stockholders’ Agreement, you shall hold office until your successor shall have been elected and shall have qualified.

This letter may be executed in any number of counterparts by the different signatories hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which together shall constitute one and the same letter.  Delivery of an executed counterpart of this letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this letter.

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If the foregoing is acceptable to you, please execute and return a copy of this letter.

Very truly yours,

RAFAELLA APPAREL GROUP, INC.

	By:	/s/ Christa Michalaros
	Name:	Christa Michalaros
	Title:	Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Joel H. Newman
JOEL H. NEWMAN